FOR IMMEDIATE RELEASE

Contact:
Jeffrey W. Farrar
Executive Vice President and CFO
(434) 964-2217
jfarrar@stellarone.com

STELLARONE CORPORATION
REPORTS FIRST QUARTER EARNINGS

Charlottesville, VA, April 28, 2011 – StellarOne Corporation (NASDAQ: STEL) (“StellarOne”) today reported first quarter 2011 earnings of $2.9 million and net income available to common shareholders, which deducts from net income the dividends and discount accretion on preferred stock, of $2.4 million, or $0.11 net income per diluted common share. Those results compare to net income available to common shareholders of $1.4 million, or $0.06 net income per diluted common share during the same quarter in the prior year, and net income to common shareholders of $2.4 million, or $0.10 net income per diluted common share for the fourth quarter of 2010.  Continued asset quality improvement resulting in lower loan loss provision levels, along with decreasing foreclosed assets and mortgage indemnification losses, contributed to the growth in recurring earnings.

“We are off to a positive start for 2011, and pleased to see continued improvement in our credit quality and earnings results. Asset quality metrics were improved in virtually every phase, allowing for some reduced loss provisioning. We had some respectable recurring revenue growth year over year from net interest margin expansion, but did experience reduced mortgage revenues, retail banking revenues and balance sheet contraction. Loan growth continues to be a challenge, but activity in the commercial segment appears to be improving.  Increasing our lending activity is a high priority for us right now. We have added some seasoned lenders in the Richmond market that are beginning to have an impact,” said O. R. Barham, Jr., President and Chief Executive Officer.

•
Non-performing asset levels decreased $2.2 million on a sequential basis, lowering the ratio of non-performing assets as a percentage of total assets to 1.80% as of March 31, 2011, compared to 1.85% as of December 31, 2010.

•	Net charge-offs as a percentage of average loans outstanding were 0.88% for the first quarter of 2011, down compared to 1.43% for the fourth quarter of 2010.

•
Noninterest income on an operating basis increased 7.9% sequentially due to lower write-downs of foreclosed assets, lower losses from mortgage indemnifications and an increase in wealth management revenues.

•
Net interest income on a tax-equivalent basis decreased $847 thousand or 3.3% for the quarter on a lower earning asset base, as the net interest margin remained relatively stable, dropping two basis points on a sequential quarter basis.

•
Pre-tax, pre-provision earnings amounted to $8.0 million for the first quarter of 2011, a decrease of $634 thousand or 7.3% compared to the fourth quarter of 2010, and a decrease of $769 thousand or 8.8% when compared to the same period in the prior year.  This decrease relates to nonrecurring revenue items being realized in both prior year periods compared to minimal nonrecurring items in the current period.

Net Interest Margin Remains Stable Sequentially

Net interest income on a tax-equivalent basis amounted to $24.6 million for the first quarter of 2011, which compares to $25.4 million for the fourth quarter of 2010, and $23.1 million for the same period in the prior year. The net interest margin was 3.85% for the first quarter of 2011, compared to 3.87% for the fourth quarter of 2010 and 3.52% for the first quarter of 2010. The average yield on earning assets for the current quarter decreased 8 basis points to 4.85% as compared to 4.93% for the fourth quarter of 2010, which was offset by a 6 basis point improvement in the cost of interest bearing liabilities, moving from 1.26% during the fourth quarter of 2010 to 1.20% during the first quarter of 2011. The re-pricing sensitivity of interest earning assets outpaced interest bearing liabilities during the first quarter as loan yields contracted 9 basis points sequentially due to repricing within the current portfolio and lower yields realized on new production due to the protracted, exceptionally low rate environment.  The cost of FHLB advances and subordinated debt both increased 4 basis points sequentially.  This was offset by decreases of 7 basis points and 12 basis points for time deposits less than $100 thousand and greater than $100 thousand, respectively, which contributed to the 6 basis point improvement to the cost of funds.

Operating Noninterest Income Increases Sequentially

On an operating basis, which excludes gains and losses from sales and impairments of securities and other assets, total non-interest income amounted to $7.7 million for the first quarter of 2011, or up $559 thousand or 7.9% on a sequential basis compared to $7.1 million for the fourth quarter of 2010, and essentially flat compared to the same period in prior year. The sequential quarter increase on a consolidated basis is largely attributable to a $589 thousand decrease in losses on mortgage indemnifications, a $560 thousand decrease in losses on foreclosed assets and a $182 thousand increase in wealth management revenues which were offset by a $577 thousand decrease in mortgage banking fees and a $343 thousand contraction in retail banking fees.  While operating noninterest income remained flat compared to the same quarter in the prior year, retail banking fees contracted $364 thousand and were offset by increases of $146 thousand in wealth management revenues, $104 thousand in increased insurance revenues included in other operating income and $71 thousand in mortgage banking fees.

Mortgage banking revenue totaled $2.1 million for the first quarter of 2011, or down $577 thousand or 20.7% compared to $2.8 million for the fourth quarter of 2010 and up $71 thousand or 3.6% when compared to the same quarter in 2010.  This sequential quarter revenue decrease was associated with higher mortgage rates resulting in reduced refinance activity. Indemnification expense totaled $265 thousand for the quarter, down $589 thousand or 69.0% compared to the $854 thousand in the fourth quarter of 2010 and up $132 thousand or 99.3% compared to $133 thousand for the same quarter in 2010.

Retail banking fee income amounted to $3.6 million for the first quarter of 2011, a decrease of $343 thousand or 8.8% compared to $3.9 million for the fourth quarter of 2010. This sequential quarter decrease was attributable to a decrease of $282 thousand and $36 thousand in consumer NSF and commercial NSF income, respectively, while interchange fee income remained flat on a sequential quarter basis.

Wealth management revenues from trust and brokerage fees for the first quarter of 2011 were $1.3 million or up $182 thousand or 15.7% and $146 thousand or 12.2% when compared to $1.2 million realized during both the fourth and first quarters of 2010, respectively. Higher fee realizations attributed to the revenue increase. Fiduciary assets decreased $23.1 million sequentially to $466.6 million, compared to $489.7 million at December 31, 2010, with much of the decrease associated with market valuation declines in the first quarter.

Non-performing Asset Levels Continue To Decline

StellarOne’s non-performing assets totaled $52.2 million at March 31, 2011, down $2.2 million or 4.0% from $54.4 million at December 31, 2010 and down $9.8 million or 15.8% compared to $62.0 million at March 31, 2010.  The ratio of non-performing assets as a percentage of total assets decreased sequentially to 1.80% as of March 31, 2011, compared to 1.85% at December 31, 2010 and 2.07% at March 31, 2010. Non-performing loans totaled $43.2 million at March 31, 2011, essentially flat when compared to $43.0 million at December 31, 2010 and down $16.6 million or 27.8% compared to $59.8 million at March 31, 2010. Foreclosed assets totaled $9.0 million, down $1.9 million or 17.4% compared to $10.9 million at December 31, 2010 and up $6.8 million or greater than 100% compared to March 31, 2010. Past due and matured loans between 30 and 89 days totaled $41.8 million at March 31, 2011, down $11 million or 20.8% compared to $52.8 million at December 31, 2010.

Annualized net charge-offs as a percentage of average loans receivable amounted to 0.88% for the first quarter of 2011, down compared to 1.43% for the fourth quarter 2010 results and down from 1.13% for the first quarter of 2010.  Net charge-offs for the first quarter of 2011 totaled $4.6 million or down $3.0 million compared to the $7.6 million realized during the fourth quarter of 2010 and down $1.6 million when compared to $6.2 million during the first quarter of 2010.

The mix of non-performing loans continues to be weighted to the construction and land development loan segment of our portfolio. Of the total nonaccrual loans of $43.2 million at March 31, 2011, approximately $16.4 million are residential development and construction loans.

StellarOne recorded a provision for loan losses of $4.5 million for the first quarter of 2011, a decrease of $0.8 million compared to the fourth quarter of 2010 and a decrease of $2.2 million compared to the first quarter of 2010.  The first quarter 2011 provision compares to net charge-offs of $4.6 million, resulting in an allowance as a percentage of total loans of 1.82% or up three basis points when compared to 1.79% as of December 31, 2010.  Specific reserves within the allowance dropped $557 thousand from the fourth quarter 2010 to the first quarter due to the resolution of problem loans and related charge-offs taken during the current quarter.  This coupled with the loan contraction noted during the period resulted in an increase to the allowance as a percentage of total loans and a slight decrease to the coverage of non-performing loans.  The allowance represents 86.9% of non-performing loans at March 31, 2011, or down .70% when compared to 87.6% at December 31, 2010.

Efficiency Ratio Decreases Sequentially

StellarOne’s efficiency ratio was 71.4% for the first quarter of 2011, compared to 71.5% for the fourth quarter of 2010 and 71.2% for the same quarter in 2010.  The sequential quarter stability in the efficiency ratio reflects a slight decrease in both noninterest expense and total revenue. Non-interest expense for the first quarter amounted to $23.5 million, or down $420 thousand or 1.8%

when compared to $24.0 million for the fourth quarter of 2010 and up $989 thousand or 4.4% when compared to the first quarter in 2010. The sequential quarter decrease was driven by decreases of $593 thousand in FDIC insurance expense and $422 thousand in other operating expenses, which were offset by a $552 thousand increase in compensation and employee benefits.  The decrease in FDIC insurance expense is expected to continue going forward, while the decrease in other expenses is related to the lower mortgage volume and will be dependent on future volume.  The increase in compensation and benefits is related to incentive expense that is linked to performance goal attainments in the quarter.

Capital Levels Remain Robust After Partial TARP Repayment

StellarOne’s risk-based capital ratios remain well above regulatory standards for well-capitalized banks. The period-end tangible common equity ratio was 10.08% at March 31, 2011 compared to 9.79% at December 31, 2010. Tier 1 risk-based and total risk-based capital ratios were 14.88% and 16.14%, respectively, at March 31, 2011 compared to 14.19% and 15.44% at December 31, 2010. Excluding the $30 million in preferred stock issued in connection with participation in the TARP program, StellarOne’s Tier 1 risk-based capital ratio was 13.56% compared to 12.83% at December 31, 2010. Shareholders’ equity, excluding the preferred stock, represented 14.0% of total assets at March 31, 2011, while book value per common share was $17.51 per share. Subsequent to quarter end, on April 13, 2011 the Company redeemed 25% or 7,500 shares of its Fixed Rate Cumulative Perpetual Preferred Stock outstanding with the U.S. Department of the Treasury. Excluding the 7,500 shares of Fixed Rate Cumulative Perpetual Preferred Stock redeemed shortly after period end, the period-end tangible common equity ratio, tier 1 risk-based and total risk-based capital ratios would have been 9.81%, 14.55% and 15.80%, respectively, at March 31 2011.

Loan and Balance Sheet Experience Some Modest Contraction

Period end loans decreased $34.2 million as compared to the fourth quarter 2010, while average loans for the first quarter of 2011 were $2.10 billion, or down approximately 1.4% when compared to $2.13 billion for the fourth quarter of 2010. Average securities were $359.0 million for the first quarter, down $8.1 million or 2.2% from $367.1 million for the fourth quarter of 2010. Average deposits for the first quarter of 2011 were $2.36 billion or essentially flat on a sequential quarter basis. Average interest bearing deposits increased sequentially by approximately $8.1 million, while average non-interest bearing deposits decreased approximately $11.9 million. At March 31, 2011, total assets were $2.90 billion, compared to $2.94 billion at December 31, 2010. Cash and cash equivalents were $178.4 million at March 31, 2011, an increase of $38.5 million or 27.5% compared to $139.9 million at December 31, 2010.

About StellarOne

StellarOne Corporation is a traditional community bank, offering a full range of business and consumer banking services, including trust and wealth management services. Through the activities of its sole subsidiary, StellarOne Bank, StellarOne operates 56 full-service financial centers, one loan production office, and a suite of ATMs serving the New River Valley, Roanoke Valley, Shenandoah Valley, and Central and North Central Virginia.

Earnings Webcast

To hear a live webcast of StellarOne’s first quarter 2011 earnings conference call at 10:00 a.m. (EDT) today, please visit our website at www.StellarOne.com and click on the Investor Relations section for detailed instructions on how to participate. Replays of the conference call will be available from 1:00 p.m. (EDT) on Thursday, April 28, 2011 through 11:59 PM (EDT) on Friday, May 6, 2011, by dialing toll free (800) 642-1687 and using passcode #57691445.

Non-GAAP Financial Measures

This report refers to the efficiency ratio, which is computed by dividing non-interest expense less amortization of intangibles, foreclosed property expense and goodwill impairments as a percent of the sum of net interest income on a tax equivalent basis and non-interest income excluding only gains on securities. Comparison of our efficiency ratio or operating earnings with those of other companies may not be possible because other companies may calculate them differently. It also refers to operating earnings, which reflects net income adjusted for non-recurring expenses associated with mergers, asset gains and losses or expenses that are unusual in nature. Pre-tax, pre-provision earnings, which adds back provision and tax expense to net income, is used to demonstrate a more representative comparison of operational performance without the volatility of credit quality that is typically present in times of economic stress. The tangible common equity and Tier 1 common equity ratios are used by management to assess the quality of capital and management believes that investors may find them useful in their analysis of the company. These capital measures are not necessarily comparable to similar capital measures that may be presented by other companies. Such information is not in accordance with generally accepted accounting principles in the United States (“GAAP”) and should not be construed as such. These are non-GAAP financial measures that we believe provide investors with important information regarding our operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. StellarOne, in referring to its net income, is referring to income under GAAP.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results, or those anticipated. When we use words such as “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date thereof. StellarOne wishes to caution the reader that factors, such as those listed below, in some cases have affected and could affect StellarOne’s actual results, causing actual results to differ materially from those in any forward-looking statement. These factors include: (i) expected cost savings from StellarOne’s acquisitions and dispositions, (ii) competitive pressure in the banking industry or in StellarOne’s markets may increase significantly, (iii) changes in the interest rate environment may reduce margins, (iv) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, credit quality deterioration, (v) changes may occur in banking legislation and regulation, (vi) changes may occur in general business conditions, (vii) changes may occur in the securities markets, and (viii) the impact of governmental restrictions on entities participating in the US Treasury Department Capital Purchase Program. Please refer to StellarOne’s filings with the Securities and Exchange Commission for additional information, which may be accessed at www.StellarOne.com.

NOTE: Risk-based capital ratios are preliminary.

SELECTED FINANCIAL DATA (UNAUDITED)
STELLARONE CORPORATION (NASDAQ: STEL)
(Dollars in thousands, except per share data)

SUMMARY INCOME STATEMENT	Three Months Ended March 31,
	2011	2010
Interest income - taxable equivalent	$31,019	$33,096
Interest expense	6,443	9,982
Net interest income - taxable equivalent	24,576	23,114
Less: taxable equivalent adjustment	713	615
Net interest income	23,863	22,499
Provision for loan and lease losses	4,500	6,700
Net interest income after provision for
loan and lease losses	19,363	15,799
Noninterest income	7,670	8,814
Noninterest expense	23,536	22,547
Income tax expense	626	212
Net income	2,871	1,854
Dividends and accretion on preferred stock	(370)	(370)
Accretion of preferred stock discount	(95)	(88)
Net income available to common shareholders	$2,406	$1,396

Earnings per share available to common shareholders
Basic	$0.11	$0.06
Diluted	$0.11	$0.06

SUMMARY AVERAGE BALANCE SHEET	Three Months Ended March 31,
	2011	2010
Total loans	$2,104,031	$2,204,297
Total securities	359,027	365,556
Total earning assets	2,591,490	2,666,861
Total assets	2,910,242	2,998,983
Total deposits	2,358,546	2,402,716
Shareholders' equity	427,732	422,260

PERFORMANCE RATIOS	Three Months Ended March 31,
	2011	2010
Return on average assets	0.40%	0.25%
Return on average equity	2.72%	1.78%
Return on average realized equity (A)	2.75%	1.78%
Net interest margin (taxable equivalent)	3.85%	3.52%
Efficiency (taxable equivalent) (B)	71.44%	71.15%

CAPITAL MANAGEMENT	March 31,
	2011	2010

Tier 1 risk-based capital ratio	14.88%	13.67%
Tangible equity ratio	11.12%	10.45%
Tangible common equity ratio	10.08%	9.40%
Period end shares issued and outstanding	22,775,733	22,684,816
Book value per common share	17.51	17.30
Tangible book value per common share	12.25	11.94

	Three Months Ended March 31,
	2011	2010
Shares issued	27,671	23,691
Average common shares issued and outstanding	22,764,099	22,674,490
Average diluted common shares issued and outstanding	22,833,417	22,729,666
Cash dividends paid per common share	$0.04	$0.04

SUMMARY ENDING BALANCE SHEET	March 31,
	2011	2010
Total loans	$2,064,732	$2,161,084
Total securities	380,078	380,268
Total earning assets	2,595,852	2,698,327
Total assets	2,898,396	3,002,617
Total deposits	2,364,564	2,409,088
Shareholders' equity	428,869	422,492

OTHER DATA
End of period full time equivalent employees	833	818

NOTES:
(A) Excludes the effect on average stockholders' equity of unrealized gains (losses) that result from changes in market values of securities and other comprehensive pension expense.

(B) Computed by dividing non-interest expense less amortization of intangibles, foreclosed asset expense and goodwill impairments by the sum of net interest income on a fully tax equivalent basis and non-interest income excluding only gains on securities.  This is a non-GAAP financial measure, which we believe provides investors with important information regarding our operational efficiency.  Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently.

(C) Individual amounts shown above are calculated from actual, not rounded amounts in the thousands, which appear above.

QUARTERLY PERFORMANCE SUMMARY (UNAUDITED)
STELLARONE CORPORATION (NASDAQ: STEL)
(Dollars in thousands)

CREDIT QUALITY	Three Months Ended March 31,
	2011	2010
Allowance for loan losses:
Beginning of period	$37,649	$40,172
Provision for loan losses	4,500	6,700
Charge-offs	(4,978)	(6,708)
Recoveries	348	480
Net charge-offs	(4,630)	(6,228)

End of period	$37,519	$40,644

Accruing Troubled Debt Restructurings	$41,335	$23,032

Loans greater than 90 days past due still accruing	$148	$885

	March 31,
	2011	2010

Non accrual loans	$39,096	$57,951
Non accrual TDR's	4,078	1,810
Total non-performing loans	43,174	59,761
Foreclosed assets	9,036	2,267
Total non-performing assets	$52,210	$62,028
Nonperforming assets as a % of total assets	1.80%	2.07%
Nonperforming assets as a % of loans plus foreclosed assets	2.52%	2.87%
Allowance for loan losses as a % of total loans	1.82%	1.88%
Net charge-offs as a % of average loans outstanding	0.88%	1.13%

	March 31, 2011
	Loans Outstanding	Nonaccrual Loans	Nonaccrual Loans to Loans Outstanding
Construction and land development	233,514	16,368	7.01%
Commercial real estate:
Commercial real estate	733,672	7,280	0.99%
Farmland	17,651	1,816	10.29%
Multifamily, nonresidential and junior liens	103,956	120	0.12%
Total commercial real estate	855,279	9,216	1.08%
Consumer real estate:
Home equity lines	266,025	3,501	1.32%
Secured by 1-4 family residential, secured by first deeds of trust	456,286	10,172	2.23%
Secured by 1-4 family residential, secured by second deeds of trust	44,478	1,088	2.45%
Total consumer real estate	766,789	14,761	1.93%
Commercial and industrial loans (except those secured by real estate)	181,650	2,809	1.55%
Consumer and other:
Consumer installment loans	24,809	-	0.00%
Deposit overdrafts	1,008	-	0.00%
All other loans	1,684	20	1.19%
Total consumer and other	27,501	20	0.07%
Total loans	2,064,732	43,174	2.09%

QUARTERLY PERFORMANCE SUMMARY (UNAUDITED)
STELLARONE CORPORATION (NASDAQ: STEL)
(Dollars in thousands, except per share data)

			Percent
			Increase
SELECTED BALANCE SHEET DATA	3/31/2011	3/31/2010	(Decrease)

Assets
Cash and cash equivalents	$178,422	$165,420	7.86%

Securities:
Securities available for sale	380,078	379,842	0.06%
Securities held to maturity	-	426	-100.00%
Total securities	380,078	380,268	-0.05%

Mortgage loans held for sale	12,047	29,355	-58.96%

Loans:
Construction and land development	233,514	265,700	-12.11%
Commercial real estate	855,279	858,644	-0.39%
Consumer real estate	766,789	784,586	-2.27%
Commercial and industrial loans (except those secured by real estate)	181,650	216,316	-16.03%
Consumer and other	27,501	35,838	-23.26%
Total loans	2,064,732	2,161,084	-4.46%
Deferred loan costs	596	911	-34.58%
Allowance for loan losses	(37,519)	(40,644)	-7.69%
Net loans	2,027,809	2,121,351	-4.41%

Premises and equipment, net	77,893	81,242	-4.12%
Core deposit intangibles, net	6,249	7,900	-20.90%
Goodwill	113,652	113,652	0.00%
Bank owned life insurance	31,435	30,519	3.00%
Foreclosed assets	9,036	2,267	298.59%
Other assets	61,775	70,643	-12.55%

Total assets	2,898,396	3,002,617	-3.47%

Liabilities
Deposits:
Noninterest bearing deposits	307,847	298,682	3.07%
Money market & interest checking	981,617	969,425	1.26%
Savings	275,751	207,266	33.04%
CD's and other time deposits	799,349	933,715	-14.39%
Total deposits	2,364,564	2,409,088	-1.85%

Federal funds purchased and securities
sold under agreements to repurchase	1,156	952	21.43%
Federal Home Loan Bank advances	60,000	125,000	-52.00%
Subordinated debt	32,991	32,991	0.00%
Other liabilities	10,816	12,094	-10.57%

Total liabilities	2,469,527	2,580,125	-4.29%

Stockholders' equity
Preferred stock	28,858	28,486	1.31%
Common stock	22,776	22,685	0.40%
Additional paid-in capital	270,396	269,241	0.43%
Retained earnings	102,677	97,431	5.38%
Accumulated other comprehensive income, net	4,162	4,649	-10.48%

Total stockholders’ equity	428,869	422,492	1.51%

Total liabilities and stockholders’ equity	$2,898,396	$3,002,617	-3.47%

QUARTERLY PERFORMANCE SUMMARY (UNAUDITED)
STELLARONE CORPORATION (NASDAQ: STEL)
(Dollars in thousands)
			Percent
	For the Three Months Ended		Increase
	3/31/2011	3/31/2010	(Decrease)
Interest Income
Loans, including fees	$27,264	$29,086	-6.26%
Federal funds sold and deposits in other banks	68	61	11.48%
Investment securities:
Taxable	1,721	2,258	-23.78%
Tax-exempt	1,253	1,047	19.68%
Dividends	-	29	-100.00%
Total interest income	30,306	32,481	-6.70%

Interest Expense
Deposits	5,533	8,609	-35.73%
Federal funds purchased and securities sold under agreements to repurchase	8	6	33.33%
Federal Home Loan Bank advances and other borrowings	640	1,110	-42.34%
Subordinated debt	262	257	1.95%
Total interest expense	6,443	9,982	-35.45%

Net interest income	23,863	22,499	6.06%
Provision for loan losses	4,500	6,700	-32.84%
Net interest income after provision for loan losses	19,363	15,799	22.56%

Noninterest Income
Retail banking fees	3,556	3,920	-9.29%
Commissions and fees from fiduciary activities	904	834	8.39%
Brokerage fee income	435	359	21.17%
Mortgage banking-related fees	2,065	1,994	3.56%
Gain on sale of financial center	-	748	-100.00%
Losses on mortgage indemnifications and repurchases	(265)	(133)	99.25%
Gains on sale of premises and equipment	-	27	-100%
Gains on securities available for sale	10	302	-96.69%
Losses / impairments on foreclosed assets	(128)	(231)	-44.59%
Income from bank owned life insurance	319	324	-1.54%
Other operating income	774	670	15.52%
Total noninterest income	7,670	8,814	-12.98%

Noninterest Expense
Compensation and employee benefits	12,355	11,310	9.24%
Net occupancy	2,073	2,179	-4.86%
Supplies and equipment	2,207	2,178	1.33%
Amortization-intangible assets	413	413	0.00%
Marketing	327	153	113.73%
State franchise taxes	598	554	7.94%
FDIC insurance	877	1,109	-20.92%
Data processing	636	543	17.13%
Professional fees	633	675	-6.22%
Telecommunications	376	425	-11.53%
Other operating expenses	3,041	3,008	1.10%
Total noninterest expense	23,536	22,547	4.39%

Income before income taxes	3,497	2,066	69.26%
Income tax expense	626	212	195.28%
Net income	$2,871	$1,854	54.85%

STELLARONE CORPORATION (NASDAQ: STEL)
CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(Dollars in thousands)

	For the Three Months Ended March 31,
	2011			2010
	Average	Interest	Average	Average	Interest	Average
	Balance	Inc/Exp	Rates	Balance	Inc/Exp	Rates

Assets
Loans receivable, net (1)	$2,104,031	$27,302	5.26%	$2,204,297	$29,136	5.36%
Investment securities
Taxable	229,709	1,721	3.00%	259,875	2,288	3.52%
Tax exempt (1)	129,318	1,928	5.96%	105,681	1,611	6.10%
Total investments	359,027	3,649	4.07%	365,556	3,899	4.27%

Interest bearing deposits	77,042	36	0.19%	44,060	28	0.25%
Federal funds sold	51,390	32	0.25%	52,948	33	0.25%
	487,459	3,717	3.05%	462,564	3,960	3.43%

Total earning assets	2,591,490	$31,019	4.85%	2,666,861	$33,096	5.04%

Total nonearning assets	318,752			332,122

Total assets	$2,910,242			$2,998,983

Liabilities and Stockholders' Equity
Interest-bearing deposits
Interest checking	$559,393	$533	0.39%	$558,797	$1,332	0.97%
Money market	420,202	1,041	1.00%	392,243	1,294	1.34%
Savings	268,854	468	0.71%	200,064	450	0.91%
Time deposits:
Less than $100,000	542,760	2,243	1.68%	643,709	3,577	2.25%
$100,000 and more	264,169	1,248	1.92%	312,297	1,956	2.54%
Total interest-bearing deposits	2,055,378	5,533	1.09%	2,107,110	8,609	1.66%

Federal funds purchased and securities sold under agreements to repurchase	1,044	8	3.07%	861	6	2.79%
Federal Home Loan Bank advances and other borrowings	80,000	640	3.20%	127,167	1,110	3.49%
Subordinated debt	32,991	262	3.18%	32,991	257	3.12%

	114,035	910	3.19%	161,019	1,373	3.41%

Total interest-bearing liabilities	2,169,413	6,443	1.20%	2,268,129	9,982	1.78%

Total noninterest-bearing liabilities	313,097			308,594

Total liabilities	2,482,510			2,576,723
Stockholders' equity	427,732			422,260

Total liabilities and stockholders' equity	$2,910,242			$2,998,983

Net interest income (tax equivalent)		$24,576			$23,114
Average interest rate spread			3.65%			3.26%
Interest expense as percentage of average earning assets			1.01%			1.52%
Net interest margin			3.85%			3.52%

(1) Income and yields are reported on a taxable equivalent basis using a 35% tax rate.

STELLARONE CORPORATION (NASDAQ: STEL)
FINANCIAL INFORMATION - FOUR QUARTER TREND (UNAUDITED)
(Dollars in thousands, except per share data)

	2011	2010
	Quarter Ended
	March 31,	December 31,	September 30,	June 30,

Interest income	$30,306	$31,710	$31,582	$32,150
Interest expense	6,443	6,950	8,048	8,932
Net interest income	23,863	24,760	23,534	23,218
Provision for loan losses	4,500	5,300	3,500	7,350
Total net interest income after provision	19,363	19,460	20,034	15,868
Non interest income	7,670	7,827	8,247	8,380
Non interest expense	23,536	23,956	23,665	22,791
Income before income taxes	3,497	3,331	4,616	1,457
Provision for income taxes (benefit)	626	502	1,088	(96)
Net income	$2,871	$2,829	$3,528	$1,553
Preferred stock dividends	(370)	(378)	(378)	(374)
Accretion of preferred stock discount	(95)	(94)	(92)	(91)
Net income available to common shareholders	$2,406	$2,357	$3,058	$1,088
Net income per share
basic	$0.11	$0.10	$0.13	$0.05
diluted	$0.11	$0.10	$0.13	$0.05

STELLARONE CORPORATION (NASDAQ: STEL)
SEGMENT INFORMATION (UNAUDITED)
(Dollars in thousands)

At and for the Three Months Ended March 31, 2011

	Commercial	Mortgage	Wealth		Intersegment
	Bank	Banking	Management	Other	Elimination	Consolidated
Net interest income	$23,879	$245	$-	$(261)	$-	$23,863
Provision for loan losses	4,500	-	-	-	-	4,500
Noninterest income	5,644	1,875	1,339	26	(1,214)	7,670
Noninterest expense	21,555	1,906	1,093	196	(1,214)	23,536
Provision for income taxes	645	64	74	(157)	-	626
Net income (loss)	$2,824	$150	$172	$(275)	$-	$2,871

Total Assets	$2,876,655	$12,613	$498	$465,231	$(456,601)	$2,898,396
Average Assets	$2,875,903	$24,683	$166	$464,309	$(454,819)	$2,910,242

At and for the Three Months Ended March 31, 2010

	Commercial	Mortgage	Wealth		Intersegment
	Bank	Banking	Management	Other	Elimination	Consolidated
Net interest income	$22,401	$355	$-	$(257)	$-	$22,499
Provision for loan losses	6,700	-	-	-	-	6,700
Noninterest income	6,603	1,881	1,192	212	(1,073)	8,814
Noninterest expense	20,369	1,764	987	501	(1,073)	22,547
Provision for income taxes	189	142	61	(181)	-	212
Net income (loss)	$1,746	$330	$144	$(366)	$-	$1,854

Total Assets	$2,953,335	$30,829	$473	$459,417	$(441,437)	$3,002,617
Average Assets	$2,948,033	$33,634	$197	$459,469	$(442,353)	$2,998,983

CONTACT:	Jeffrey W. Farrar
Executive Vice President and CFO of StellarOne Corporation
(434) 964-2217
jfarrar@stellarone.com